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                                  EXHIBIT 99.1



             WEBTRENDS CORPORATION ANNOUNCES TWO-FOR-ONE STOCK SPLIT

        PORTLAND, OR - JANUARY 24, 2000 - WebTrends Corporation (Nasdaq:WEBT), the leading provider of enterprise solutions for eBusiness Intelligence, Systems Management and Reporting, announced today that its Board of Directors has approved a two-for-one stock split of its common stock. Stockholders of record as of February 8, 2000 will be entitled to one additional share of common stock for each share held on that date. The new shares are expected to be mailed from the company's transfer agent, EquiServe, on or around February 29, 2000. The stock split will increase the number of shares of common stock outstanding to approximately twenty six million shares.

THE COMPANY

        Founded in 1993, WebTrends Corporation (http://www.webtrends.com) is the leading provider of enterprise management and reporting solutions for Internet and intranet servers and firewalls. WebTrends offers organizations a comprehensive set of solutions that are integrated, scalable, modular and easy-to-use. Products include WebTrends CommerceTrends, WebTrends Enterprise Reporting Server, WebTrends Enterprise Suite, WebTrends Professional Suite, WebTrends Security Analyzer, WebTrends for Firewalls and VPNs and WebTrends Log Analyzer. They are used by thousands of customers such as ISPs, government and educational institutions and corporate clients that include American Express, AT&T, Cable & Wireless, Comcast, DIGEX, Dow Jones & Company, EDS, Firstar, IBM, Intel, Microsoft, NASA, NCR, Pharmacia & Upjohn, PSINet, Verio, USWeb/CKS and UUNet.
        WebTrends many strategic partners include Cable & Wireless, Check Point Software, Cisco Systems, DIGEX, Hewlett Packard, Internet Dynamics, Lotus Development, Lucent Technologies, Microsoft, Novell, Oracle and WatchGuard Technologies.

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   WebTrends is a registered trademark of WebTrends Corporation. All brands or product names are or may be trademarks of, and are used to identify products and services of, their respective owners.




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